Press Release #201626	FOR IMMEDIATE RELEASE	December 13, 2016

Enertopia Commences Bench Testing with New Lithium Technology

Vancouver, BC—Enertopia Corporation (ENRT) on the OTCQB and (TOP) on the CSE (the "Company" or "Enertopia") is pleased to announce it has paid GWT $10,000 to start preparing for the Bench testing of four brine samples with Genesis Water Technologies Inc. (GWT) Lithium processing technology that could change the current footprint in the Lithium industry.

Enertopia and GWT a leading North American company in the field of mobile brine recovery are working to evaluate the feasibility of recovering lithium from brine with specialized recovery technology.

The goals of the upcoming bench test at GWT’s testing facility and verification of testing results by an independent 3rd party certified laboratory analysis are to:

1) Confirm the Lithium feasibility testing results that were announced on June 28, 2016 in the Enertopia Press release #201614.

2) Analyze the bench testing results of the synthetic brine samples to determine the best Lithium recovery options and location for the Lithium brine test plant.

Data from four historic samples were submitted to GWT for the upcoming bench test, including a data sample taken from Clayton Valley, Nevada with Lithium values of 190 parts per million (ppm). Oil and Gas brine formation water from a domestic USA well source of 423 ppm Lithium and two South American Salar samples with Lithium values of 490 and 580 ppm lithium.

The purpose of these samples in the bench test is to determine how the proposed technology and recovery would be impacted by differing chemical compositions and values of Lithium in the brines. The focus is to find out what Lithium concentration in the brine would be needed for economic recovery in the differing brines per their unique chemical makeups.

If proven economically viable, the use of the proposed technology could offer a fast track to production that could be executed in months rather than years typical with most mining projects - and at a far smaller capex. More importantly for the environment, the foot print for the pilot plant would take up a small space and not the thousands of acres that are commonly used in the enriching process for Lithium brine deposits around the world.

“Enertopia looks forward to the results of the bench test analysis and our ongoing exploration work at our three Nevada Lithium brine projects and continuing due diligence in the mineral sector. Modern technology is revolutionizing ways and providing a better way to mine and protect our environment. We are enthusiastic in becoming leaders in this evolution,” Stated President and CEO Robert McAllister

The Qualified person:

The technical data in this news release have been reviewed by Douglas Wood, P.Geol a qualified person under the terms of NI 43-101.

About Enertopia

Enertopia’s shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1.250.765.6412

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its health and wellness, mining projects, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that the brine recovery system will be effective for the recovery of Lithium and if effective will be economic or have any positive impact on Enertopia. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release